NON-NEGOTIABLE
PROMISSORY NOTE

$750,000.00	January 25, 2016
Scottsdale, AZ

            For value received THE ALKALINE WATER COMPANY INC., a Nevada Corporation (the “Payor”) promises to pay to TURNSTONE CAPITAL INC. (the “Holder”) the principal sum of $750,000.00 together with simple interest on the outstanding principal amount at the rate of fifteen percent (15%) per annum. Interest shall commence on the date that this Note is issued (the “Effective Date”) by the Holder to the Payor and shall continue on the full outstanding principal until paid in full. Interest shall be computed on the basis of a year of three hundred sixty-five (365) days for the actual number of days elapsed.

            1.        Term. Unless otherwise converted as set forth below, all outstanding principal and interest shall be due and payable on or before March 31, 2016 or such date as is mutually agreed upon by the Payor and the Holder.

            2.        Payments. All payments of interest and advanced principal shall be in lawful money of the United States of America.

            3.        Prepayment. The Payor may prepay this Note, in full or in part, at any time, without penalty.

            4.        Restrictions on Transfer. The Holder shall not sell, transfer, pledge, negotiate or otherwise dispose of this Note.

            5.        Default. If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Holder and upon written notice to the Payor (which election and notice shall not be required in the case of an Event of Default under Section 5.2 or 5.3 below), this Note shall accelerate and all principal and unpaid accrued interest shall become due, payable and collectible. The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

                       5.1        the Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due;

                       5.2        the Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

                        5.3        an involuntary petition is filed against the Payor (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Payor.

            6.        Attorneys’ Fees. In any litigation or other proceeding in connection with the interpretation of this Note, or the exercise or enforcement of any right under this Note, the non-prevailing party shall pay or reimburse the prevailing party for all expenses, including court costs and attorneys’ fees, incurred by the prevailing party in connection with such litigation or proceeding (whether incurred at the trial, appellate, or administrative levels, and in any bankruptcy case, arbitration or other proceeding), all of which may be incorporated into and be a part of any judgment or decision rendered in such proceeding.

            7.        Waiver of Notice. The Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

            8.        Governing Law. This Note shall be governed by construed under the laws of the State of Nevada, without giving effect to conflicts of laws principles.

            9.        Lost, Stolen, Destroyed or Mutilated Note. In case this Note shall be mutilated, lost, stolen or destroyed, the Payor shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Payor of the loss, theft or destruction of such Note.

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            10.      Amendment; Waiver. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Payor and the Holder.

THE ALKALINE WATER COMPANY INC. A Nevada corporation

By: /s/Richard A. Wright

Name: Richard A. Wright

Title:Vice-President, Secretary, Treasurer and Director

AGREED TO AND ACCEPTED:

TURNSTONE CAPITAL INC.

By:/s/Yenny Martinez

Name: Yenny Martinez

Title: Director